Greg Parker
                                                              210/220-5632



FOR IMMEDIATE RELEASE
JULY 27, 2001




               CULLEN/FROST ANNOUNCES PROPOSED SUBORDINATED DEBT
                         OFFERING BY FROST NATIONAL BANK



Cullen/Frost announced today that its subsidiary, The Frost National Bank, is proposing to issue approximately $150 million in fixed interest rate subordinated notes in an underwritten offering. It is intended that the subordinated notes would qualify as Tier 2 capital for bank regulatory purposes. The subordinated notes will be offered only to accredited investors and in denominations of $250,000 or more under the Office of the Comptroller of the Currency's abbreviated registration procedures set forth in Section
16.6 of Part 16 of 12 C.F.R.

Cullen/Frost Bankers, Inc. is a financial holding company, headquartered in San Antonio, with assets of $7.9 billion at June 30, 2001. Frost Bank operates more than 80 financial centers across Texas in Austin, Boerne, Corpus Christi, Dallas, Fort Worth, Galveston, Houston, McAllen, New Braunfels, San Antonio and San Marcos. The corporation provides a full range of business and consumer banking products, investment and brokerage services, insurance products and investment banking services. Founded in 1868, Frost Bank is the largest independent bank in Texas, helping Texans with their financial needs during three centuries. Cullen/Frost Bankers' stock is traded on the New York Stock Exchange under the symbol CFR.




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